Exhibit 10.1

Certain portions of this agreement have been omitted in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission (the “SEC”).  Omitted information has been replaced with three asterisks (***).  The omitted information has been filed separately with the SEC.

Execution Copy

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE,
AMENDMENT NO. 1 TO TRANSITION BUY BACK DIE SUPPLY AGREEMENT,
AMENDMENT NO. 2 TO TECHNOLOGY LICENSE AGREEMENT,
AMENDMENT NO. 7 TO MASTER PURCHASE AGREEMENT, AND
AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

This Confidential Settlement Agreement and Release, Amendment No. 1 to Transition Buy Back Die Supply Agreement, Amendment No. 2 to Technology License Agreement, Amendment No. 7 to Master Purchase Agreement, and Amendment No. 3 to Asset Purchase Agreement (this “Settlement Agreement”) is made as of the 25th day of June 2009 (the “Effective Date”), by and between Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), on the one hand, and International Rectifier Corporation, a Delaware corporation (“IR”), on the other hand.  IR and Vishay are sometimes referred to herein as the “Parties” and, individually, as a “Party”.  Capitalized terms used and not otherwise defined in this Settlement Agreement shall have the meaning ascribed to them in the Master Purchase Agreement (as defined below and as amended hereby).

RECITALS

WHEREAS, IR and Vishay are each party to that certain Master Purchase Agreement dated as of November 8, 2006, as amended by First Amendment dated January 23, 2007, Amendment dated March 28, 2007, Amendment Agreement No. 3 and Waiver Agreement No. 1 dated as of March 30, 2007, Amendment No. 4 dated as of May 1, 2007, Amendment No. 5 dated as of May 22, 2007, and Amendment No. 6 dated as of June 29, 2007 (as so amended, the “Master Purchase Agreement”), pursuant to which IR sold the PCS Business to Vishay on April 1, 2007 (the “Closing”);

WHEREAS, in connection with the Closing and pursuant to the terms of the Master Purchase Agreement, the Parties entered into the Stock Purchase Agreements, the Tax Matters Agreement, the Technology License Back Agreement, the Trademark License Agreements, the Transition Services Agreements, the Indemnification Escrow Agreement, the Intellectual Property Assignment dated April 4, 2007, and other ancillary agreements, including without limitation that certain (i) Transition Buy Back Die Supply Agreement between Vishay and IR dated as of April 1, 2007 (the “Die Supply Agreement”), (ii) Technology License Agreement between Vishay and IR dated April 1, 2007, as amended by Amendment No. 1  dated June 27, 2008 (as so amended, the “Technology License Agreement”) and (iii) Asset Purchase Agreement

by and among Vishay, IR and International Rectifier Southeast Asia Pte, Ltd. dated November 8, 2006, as amended by Amendment Agreement No. 3 and Waiver Agreement No. 1 dated as of March 30, 2007 and further amended by that letter agreement dated January 8, 2009 (as so amended, the “Asset Purchase Agreement”), (all of the Agreements referenced in this paragraph other than the Master Purchase Agreement, collectively, the “Transaction Documents”);

WHEREAS, since the Closing, Vishay has asserted various claims against IR in connection with the sale of the PCS Business pursuant to the Master Purchase Agreement and the Transaction Documents;

WHEREAS, IR and Vishay now wish to resolve amicably the claims and disputes described herein related to the sale of the PCS Business in exchange for the payments and other agreements made hereunder, as set forth more particularly in this Settlement Agreement; and

WHEREAS, in addition to the foregoing, IR and Vishay wish to clarify the scope of Section 12.1 (Agreement Not to Compete) of the Master Purchase Agreement and to modify certain other provisions of the Die Supply Agreement, the Technology License Agreement, the Master Purchase Agreement and the Asset Purchase Agreement, as set forth more particularly in this Settlement Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A                                       SETTLEMENT AND RELEASE

1.                                       Settlement Payments; Release of Escrow.

(a)                                  Concurrently with the execution and delivery of this Settlement Agreement by the Parties, (a) the Parties shall deliver joint instructions to the Escrow Agent, in the form attached hereto as Exhibit A, to release the Escrowed Funds (as defined in the Indemnification Escrow Agreement) to IR less ONE MILLION DOLLARS ($1,000,000.00), in accordance with Section 4(c) of the Indemnification Escrow Agreement, (b) IR shall pay or cause to be paid to Vishay the sum of THIRTY MILLION DOLLARS ($30,000,000.00) (the “IR Payment”) by wire transfer of immediately available United States funds to an account designated by Vishay and (c) as a result of Vishay’s payment in respect of quality claims *** with respect to products of the PCS Business manufactured prior to the Closing Date, IR shall pay or cause to be paid to Vishay the sum of FOUR HUNDRED AND NINETY EIGHT THOUSAND FIVE HUNDRED AND FORTY TWO DOLLARS ($498,542.00) (the “*** Payment” and, together with the IR Payment, the “Settlement Payments”) by wire transfer of immediately available United States funds to an account designated by Vishay.

*** Certain information on this page has been omitted in accordance with a request for confidential treatment submitted to the SEC.  The omitted information has been filed separately with the SEC.

(b)                                 Each of the Parties hereby acknowledges and agrees, notwithstanding anything to the contrary set forth in the Master Purchase Agreement (including Section 1.3 thereof) or the Indemnification Escrow Agreement, that (x) pursuant to Section 1(a) of this Settlement Agreement and the terms of the Indemnification Escrow Agreement, the sum of ONE MILLION DOLLARS ($1,000,000.00) shall remain in escrow after the date hereof solely for the purpose of paying any indemnification obligations of IR to Vishay pursuant to Sections 10.1(a)(iii) (solely to the extent that it covers an Excluded Liability referred to in Section 1.2(b)(vii) of the Asset Purchase Agreement) and 10.1(a)(vi) of the Master Purchase Agreement, (y) no later than the first anniversary of the date hereof, IR and Vishay will provide joint instructions to the Escrow Agent to pay to IR any amounts remaining in the escrow fund (less any Escrow Taxes payable pursuant to Section 3 of the Indemnification Escrow Agreement) minus the aggregate amount of any claims that have been asserted on or prior to such date and that remain outstanding (each a “Surviving Claim”), in accordance with Section 4(c) of the Indemnification Escrow Agreement; provided that, at such time as any Surviving Claim is finally resolved, IR and Vishay shall provide joint instructions to the Escrow Agent to pay to Vishay the amount to which it is entitled under the Master Purchase Agreement with respect to such Surviving Claim and to pay to IR the balance of the Escrowed Funds (less any Escrow Taxes payable pursuant to Section 3 of the Indemnification Escrow Agreement) minus the aggregate amount of any other Surviving Claims, and (z) once all Surviving Claims have been resolved, IR and Vishay will provide joint instructions to the Escrow Agent to release the balance of any interest or other income earned to IR (less any Escrow Taxes payable pursuant to Section 3 of the Indemnification Escrow Agreement), in accordance with Section 4(c) of the Indemnification Escrow Agreement.

2.                                       Vishay Release.

(a)                                  With the exception of the Vishay Unreleased Matters (as defined below), Vishay, on behalf of itself and its Affiliates and their respective past and present officers, directors, shareholders, employees, agents, representatives, successors and assigns, and any other Person who could now or hereafter assert a claim in the name of or on behalf of any of the foregoing (collectively, the “Vishay Releasing Persons”), hereby unconditionally and irrevocably releases, acquits and forever discharges IR and its Affiliates and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (collectively, the “IR Released Persons”), from any and all past, present, or future claims, rights, liabilities, obligations, attorneys’ fees, damages, expenses, lawsuits, demands, actions, or causes of action of every kind and nature whatsoever, whether aware of them or not, which any Vishay Releasing Person now has, owns, or holds, or claims, or could have claimed, or which any Vishay Releasing Person at any time heretofore had owned or held, or claimed, or could have claimed, in connection with the sale of the PCS Business, including without limitation arising out of or in any way connected to the Master Purchase Agreement, the Transaction Documents or the claims, assertions, allegations, facts and actions set forth on Schedule 1 attached hereto (collectively, the “Vishay Released Claims”).  As used herein, the “Vishay Unreleased Matters” means, and shall be limited to, those claims, rights, liabilities, obligations, attorneys’ fees, damages, expenses, lawsuits, demands, actions, or causes of action (but only to the extent available pursuant to the terms of the Master Purchase Agreement or the Transaction Documents, as the case may be) to the extent relating exclusively to the following: (i) any obligation under any of the Transaction Documents (other than the Purchase Agreements, which are addressed in clause (iv) below) or any amendments thereto which, by its terms, is required to be performed following the Effective

Date, (ii) any claims for indemnification that may be brought under Sections 10.1(a)(i) (but only to the extent such representations and warranties survive the Closing pursuant to Section 9.1(a)(i) and (a)(ii) of the Master Purchase Agreement), 10.1(a)(iii)-(x), 10.1(a)(xii)-(xiv) and 10.9 of the Master Purchase Agreement, including the matters described on Schedule 2 but excluding the Vishay Released Claims, (iii) the supply, sale or shipment of goods and services by IR to Vishay in the ordinary course of business since January 1, 2008, (iv) any claim for indemnification or equitable relief that may be brought under Sections 10.1(a)(ii) or 12.5 of the Master Purchase Agreement (but only to the extent of any breach or failure by IR to perform any of its covenants or obligations contained in (A) the Tax Matters Agreement, (B) Sections 1.6 (including the corresponding Further Assurances provisions in the Asset Purchase Agreement and each Stock Purchase Agreement), 9.2, 12.1 and 12.4 of the Master Purchase Agreement (as amended by this Settlement Agreement), (C) Sections 6.2 and 6.3 of the Asset Purchase Agreement or (D) Section 9.2 of each Stock Purchase Agreement, which in each case, by its terms, is required to be performed following the Effective Date) and (v) any claims for indemnification that may be brought under Section 10.1(a)(xi) of the Master Purchase Agreement relating to the Borgaro Property; provided, however, that, notwithstanding anything else to the contrary in the Master Purchase Agreement or the Transaction Documents, each of IR and Vishay shall be responsible for one-half of any Losses incurred by the Purchaser Indemnitees arising therefrom.

(b)                                 Vishay hereby represents and warrants to IR that, as of the date hereof and upon due inquiry, it is not aware of any fact, event or circumstance that would (or with the passage of time is likely to) result in a claim against any IR Released Person based on any of the Vishay Unreleased Matters other than as set forth on Schedule 2 attached hereto.  The Parties agree and acknowledge that the foregoing representation is a material inducement to IR entering into this Settlement Agreement and that IR shall have no liability to Vishay for any pending or threatened claims based on any of the Vishay Unreleased Matters (other than those described on Schedule 2) about which Vishay, including without limitation any employee or Representative thereof, had knowledge after due inquiry on the date hereof; provided, however, that, if Vishay, including without limitation any employee or Representative thereof, has such knowledge, IR shall nevertheless indemnify Vishay for product liability claims not otherwise included on Schedule 2 for (x) 100% of any such claims up to $*** in the aggregate and (y) 50% of any such claims in excess of $*** in the aggregate up to $*** in the aggregate (such that the aggregate liability of IR under clauses (x) and (y) shall not exceed $***), in each case in accordance with Section 10.1(a)(iii) (solely to the extent that it covers an Excluded Liability referred to in Section 1.2(b)(vii) of the Asset Purchase Agreement) and Section 10.1(a)(vi) of the Master Purchase Agreement, this Settlement Agreement and the letter agreement dated January 8, 2009 between IR and Vishay.  As used in this Section 2(b), “Representative” means any counsel, accountants, financial advisors or consultants of Vishay and its Affiliates.  For the avoidance of doubt, (i) nothing in this paragraph (b) shall be deemed to waive  or shall require Vishay to waive in the future the attorney-client privilege, and (ii) (A) knowledge of past oral complaints (other than oral complaints made to Carl Fritz) regarding product defects for products manufactured prior to the Closing Date, in and of itself, shall not be deemed to constitute awareness of a “fact, event or

*** Certain information on this page has been omitted in accordance with a request for confidential treatment submitted to the SEC.  The omitted information has been filed separately with the SEC.

circumstance that would (or with the passage of time is likely to) result in a claim” (as such phrase is used in this paragraph (b)) and (B) knowledge of past product liability claims based on product defects included in Item 7 of Schedule 1 or on Schedule 2 attached hereto (“Past Product Claims”), in and of itself, shall not be deemed to constitute awareness of a “fact, event or circumstance that would (or with the passage of time is likely to) result in a claim” (as such phrase is used in this paragraph (b)), with respect to the same or substantially similar future claims brought against Vishay in writing following the Effective Date, whether asserted by parties who brought the Past Product Claims or by other parties.

(c)                                  Vishay agrees that it shall not, nor shall any other Vishay Releasing Person, institute any action or suit at law or in equity against any IR Released Person arising out of or in any way relating to the Vishay Released Claims, nor institute, prosecute or in any way knowingly and voluntarily aid in the institution or prosecution of any claims, rights, lawsuits, demands, actions, or causes of action, whether aware of them or not, against any IR Released Person arising out of or in any way connected to the Vishay Released Claims.

(d)                                 Vishay hereby represents and warrants that there has been no assignment or other transfer of any interest in any Vishay Released Claims which any Vishay Releasing Person may have against the IR Released Persons, or any of them, and Vishay agrees to indemnify and hold the IR Released Persons, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorney fees incurred by the IR Released Persons or any of them, as a result of any Person asserting any such assignment or transfer.

(e)                                  Each IR Released Person that is not a Party hereto is and shall be an express third-party beneficiary to this Section 2 and may enforce this Section 2 to the same extent as though named a Party herein.

(f)                                    The release contemplated herein for the Vishay Released Claims extends to claims that the Vishay Releasing Persons do not know or suspect to exist at the time of the release, which if known might have affected their decision to enter into the release.  With respect to the Vishay Released Claims, the Vishay Releasing Persons shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Vishay Releasing Persons also shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, with respect to the Vishay Released Claims.

3.                                       IR Release.

(a)                                  With the exception of the IR Unreleased Matters (as defined below), IR, on behalf of itself and its Affiliates and their respective past and present officers, directors, shareholders, employees, agents, representatives, successors and assigns, and any other Person who could now or hereafter assert a claim in the name of or on behalf of any of the foregoing (collectively, the “IR Releasing Persons”), hereby unconditionally and irrevocably releases, acquits and forever discharges Vishay and its Affiliates and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns (collectively, the “Vishay Released Persons”), from any and all past, present, or future claims, rights, liabilities, obligations, attorneys’ fees, damages, expenses, lawsuits, demands, actions, or causes of action of every kind and nature whatsoever, whether aware of them or not, which any IR Releasing Person now has, owns, or holds, or claims, or could have claimed, or which any IR Releasing Person at any time heretofore had owned or held, or claimed, or could have claimed, in connection with the sale of the PCS Business, including without limitation arising out of or in any way connected to the Master Purchase Agreement, the Transaction Documents or the claims, assertions, allegations, facts and actions set forth on Schedule 3 attached hereto (collectively, the “IR Released Claims”, and together with the Vishay Released Claims, the “Released Claims”).  As used herein, the “IR Unreleased Matters” means, and shall be limited to, those claims, rights, liabilities, obligations, attorneys’ fees, damages, expenses, lawsuits, demands, actions, or causes of action (but only to the extent available pursuant to the terms of the Master Purchase Agreement or the Transaction Documents, as the case may be) to the extent relating exclusively to the following: (i) any obligation under any of the Transaction Documents (other than the Purchase Agreements, which are addressed in clause (iv) below) or any amendments thereto which, by its terms, is required to be performed following the Effective Date, (ii) any claims for indemnification that may be brought under Sections 10.2(a)(i) (but only to the extent such representations and warranties survive the Closing pursuant to Section 9.1(a)(i) of the Master Purchase Agreement), 10.2(a)(iii), (iv) and (v) of the Master Purchase Agreement, including the matters described on Schedule 4 but excluding the IR Released Claims, (iii) the supply, sale and shipment of goods and services by Vishay to IR in the ordinary course of business since January 1, 2008, and (iv) any claim for indemnification or equitable relief that may be brought under Sections 10.2(a)(ii) or 12.5 of the Master Purchase Agreement (but only to the extent of any breach or failure by Vishay or its permitted assignee to perform any of its covenants or obligations contained in (A) the Tax Matters Agreement (B) Sections 1.4(d), 1.6 (including the corresponding Further Assurances provisions in the Asset Purchase Agreement and each Stock Purchase Agreement), 5.3, 9.2, 12.1, 12.4 and 13.16 of the Master Purchase Agreement (as amended by this Settlement Agreement), (C) Sections 6.2, 6.3 and 6.4 of the Asset Purchase Agreement or (D) Section 9.2 of each Stock Purchase Agreement and Section 9.3 of the Germany Purchase Agreement, which in each case, by its terms, is required to be performed following the Effective Date).

(b)                                 IR hereby represents and warrants to Vishay that, as of the date hereof and upon due inquiry, it is not aware of any fact, event or circumstance that would (or with the passage of time is likely to) result in a claim against any Vishay Released Person based on any of the IR Unreleased Matters.  The Parties agree and acknowledge that the foregoing representation is a material inducement to Vishay entering into this Settlement Agreement and that Vishay shall have no liability to IR for any pending or threatened claims based on any of the IR Unreleased Matters (other than those described on Schedule 4) about which IR, including without limitation any employee and Representative thereof, had knowledge after due inquiry on the date hereof.  As used in this Section 3(b), “Representative” means any counsel, accountants, financial advisors or consultants of IR and its Affiliates. For the avoidance of doubt, nothing in this paragraph (b) shall be deemed to waive or shall require IR to waive in the future the attorney-client privilege.

(c)                                  IR agrees that it shall not, nor shall any other IR Releasing Person, institute any action or suit at law or in equity against any Vishay Released Person arising out of or in any way relating to the IR Released Claims, nor institute, prosecute or in any way knowingly and voluntarily aid in the institution or prosecution of any claims, rights, lawsuits, demands, actions, or causes of action, whether aware of them or not, against any Vishay Released Person arising out of or in any way connected to the IR Released Claims.

(d)                                 IR hereby represents and warrants that there has been no assignment or other transfer of any interest in any IR Released Claims which any IR Releasing Person may have against the Vishay Released Persons, or any of them, and IR agrees to indemnify and hold the Vishay Released Persons, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorney fees incurred by the Vishay Released Persons or any of them, as a result of any Person asserting any such assignment or transfer.

(e)                                  Each Vishay Released Person that is not a Party hereto is and shall be an express third-party beneficiary to this Section 3 and may enforce this Section 3 to the same extent as though named a Party herein.

(f)                                    The release contemplated herein for the IR Released Claims extends to claims that the IR Releasing Persons do not know or suspect to exist at the time of the release, which if known might have affected their decision to enter into the release.  With respect to the IR Released Claims, the IR Releasing Persons shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The IR Releasing Persons also shall be deemed to waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542, with respect to the IR Released Claims.

4.                                       Non-Disparagement.  Each Party covenants and agrees that, from and after the date hereof, it will not make or induce, encourage or cooperate with others to make, any negative, critical, or adverse remarks or other communications, whether written or oral, concerning the other Party or its Affiliates or their respective officers and directors or the operations, products, services, management, affairs, or financial condition thereof; provided, however, that this Section 4 (i) shall be limited to remarks or other communications concerning conduct prior to the date hereof and (ii) shall not prohibit either Party from (a) marketing to any customer any product that it is not prohibited from designing, manufacturing or selling pursuant to the Master Purchase Agreement (as amended hereby), (b) providing information pursuant to subpoena, court order, or other valid legal process, or as directed by any Governmental Authority in furtherance of any governmental investigation, (c) repeating any publicly available statement made by the other Party or its Representatives or any Governmental Authority or (d) providing any information, under seal or otherwise, pursuant to a protective order approved by a court of competent jurisdiction, to the extent available, in the context of defending or prosecuting a legal dispute in which the other Party is an adverse party.

5.                                       Confidentiality.  Each of the Parties agrees and acknowledges that the contents of this Settlement Agreement are confidential and shall not be disclosed by it in any manner whatsoever, including but not limited to in any public filings, analyst or shareholder meetings, and presentations or conference calls, except as permitted in this Section 5 or in Section 21 below.  Without limiting the generality of the foregoing, neither Party shall discuss, reveal, or otherwise disclose the terms and conditions of this Settlement Agreement or the negotiations leading to this Settlement Agreement, except to such Party’s Affiliates and their respective officers, directors, attorneys, accountants, financial advisors, insurance companies and representatives, and others that such Party reasonably deems need to know the content and terms of this Settlement Agreement, in each case, provided that such Persons are informed of this confidentiality provision and agree to comply with its terms.  Notwithstanding the foregoing, any Party may (x) disclose the terms of this Settlement Agreement (a) to governmental taxing authorities, and (b) if required to do so by subpoena, court order or other valid legal process, provided that such Party shall provide prompt prior written notice to other Party of the need for such disclosure and shall limit such disclosure only to the information required to be so disclosed or (y) disclose and file a copy of this Settlement Agreement, to the extent and as required under applicable law, with the Securities and Exchange Commission, subject to obtaining confidential treatment in accordance with Section 21 below.  The Parties acknowledge and agree that the foregoing covenant is a material inducement to the Parties entering into this Settlement Agreement.

6.                                       No Admission.  The Parties acknowledge that this Settlement Agreement is a compromise of the Released Claims and that nothing in this Settlement Agreement constitutes or will be treated by either Party as an admission of liability or wrongdoing.

B                                       AMENDMENTS TO THE MASTER PURCHASE AGREEMENT AND THE TRANSACTION DOCUMENTS

7.                                       Master Purchase Agreement.  In accordance with Section 13.5 of the Master Purchase Agreement, each of the Parties hereby agrees to amend and supplement the Master Purchase Agreement as follows:

(a)                                  Section 1.4(d) of the Master Purchase Agreement is hereby amended by (i) deleting “October 31, 2007” in each of the two places where it appears in the last proviso of such section and inserting “September 1, 2009” in place thereof and (ii) adding the following language at the end of such proviso: “, except that, notwithstanding the foregoing, the Parties hereby agree that the amount required to be paid to Seller by Purchaser pursuant to this Section

1.4(d) shall be reduced by (i) an amount equal to the payroll/employment taxes paid or payable by Purchaser in connection with Purchaser’s payment of any amounts pursuant to Seller’s profit sharing arrangements and (ii) an amount equal to the sum of any payments actually received by Seller or any of its Affiliates from Gores Equity, LLC, ASBU Holdings, LLC, or any of their Affiliates in respect of amounts due pursuant to profit sharing arrangements from the IR Profit Sharing Amount.”

(b)                                 Notwithstanding anything to the contrary set forth in the Master Purchase Agreement (including Section 1.4(d) thereof), (i) Vishay hereby acknowledges, represents and warrants to IR that (A) IR has provided, and Vishay has received, all necessary information and instructions (including a list of designated employees of the Companies for periods prior to Closing) required to pay amounts due pursuant to profit sharing arrangements from the IR Profit Sharing Amount and (B) until such time as Vishay is required to return the remaining portion of the IR Profit Sharing Amount to IR in accordance with Section 1.4(d) of the Master Purchase Agreement (as amended hereby), Vishay shall hold and maintain the IR Profit Sharing Amount (and any remaining portion thereof) in trust, on behalf of and for the benefit of IR, and shall use its commercially reasonable efforts to locate and contact all designated employees entitled to receive amounts due pursuant to profit sharing arrangements and to pay all such amounts to such employees, as directed or instructed by IR; (ii) IR hereby acknowledges, represents and warrants to Vishay that IR has received a portion of the amounts owing to it under Section 1.4(d) of the Master Purchase Agreement (as amended hereby) by payment by Vishay to IR of $498,033.00 prior to the execution of this Settlement Agreement; and (iii) other than as set forth in this Section 7(b) and Section 1.4(d) of the Master Purchase Agreement (as amended hereby), Vishay shall have no liability to any of the employees regarding payments made on behalf of IR under the foregoing profit sharing arrangements, and IR shall indemnify Vishay for any claims relating thereto (which shall be deemed Vishay Unreleased Claims hereunder) in accordance with, and to the extent permitted by, Section 10.1(a)(iv) of the Master Purchase Agreement.

(c)                                  Section 12.1(a) and (b) of the Master Purchase Agreement is hereby amended in its entirety to read as follows:

“12.1                     Agreement Not to Compete

(a)                                  For a period of seven (7) years from the Closing Date (the “Non-Compete Period”), Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, engage in the PCS Business (as defined below) anywhere in the world.  However, notwithstanding the foregoing, Seller and its Affiliates shall not be prohibited by this Section 12.1(a) from designing, manufacturing or selling any of the products listed in Section 12.1(b) below.  Except as stated below, Seller agrees not to sell any planar silicon or silicon carbide:  discrete FETs transistors; discrete thyristors; discrete (planar or non-planar) diodes or rectifiers; Schottky rectifiers (planar or non-planar) or multi-chip modules not containing integrated circuits.  Seller further agrees not to introduce any new die in any package in planar discrete silicon or silicon carbide FETs for the duration of the Non-Compete Period.

(b)                                 Nothing herein shall prevent any Restricted Person from designing, developing, manufacturing or selling (i) Discrete planar MOSFETs: (A) Gen 5.x and Gen 7.x planar silicon discrete MOSFETs two-hundred volts and below, (B) MOSFETs for Hi-Rel aerospace, Hi-Rel defense, Hi-Rel medical and Hi-Rel Heavy Industrial applications only and (C) Stacked EPI (P column or Superjunction) silicon transistors in support of the A380 Airbus program only; (ii) Discrete Diodes: diodes (excluding FlipKy) for Hi-Rel aerospace, Hi-Rel defense, Hi-Rel medical and Hi-Rel Heavy Industrial applications only; and (iii) Modules: (A) multi-chip modules containing diodes, MOSFETs or IGBTs for Hi-Rel aerospace, Hi-Rel defense, Hi-Rel medical and Hi-Rel Heavy Industrial applications only and (B) a Dual FetKy Module (IRF 7335) which is 3 die 14 pin DIP.  As used herein, “Hi-Rel Heavy Industrial” applications shall mean applications that require products (x) designed for heavy industrial, high reliability uses in extreme conditions, and (y) manufactured using packaging or test technology or infrastructure particular to the Hi-Rel business unit of Seller, and (z) that have product specifications that are substantially more rigorous, precise or developed than ordinary commercial components due to one or more of the following characteristics which add substantial cost to Seller or its Affiliates such that a customer would not reasonably be expected to purchase the product as a substitute for a commercial-grade product included in the PCS Business: (i) additional testing, (ii) additional manufacturing, (iii) special enclosures (for example, metal or ceramic enclosures), (iv) conditioning or (v) other customer-specific requirements (such products referred to hereinafter as “Hi-Rel Heavy Industrial Products”).  For the duration of the Non-Compete Period, no Restricted Person shall (aa) advertise Hi-Rel Industrial Products as a direct replacement for any commercial-grade products included in the PCS Business or (bb) design, manufacture or sell to original equipment manufacturers Hi-Rel planar silicon and silicon carbide products otherwise prohibited by Section 12.1(a) other than (1) Hi-Rel discrete planar MOSFETS, (2) Hi-Rel discrete diodes (other than FlipKy) or (3) Hi-Rel multi-chip modules containing diodes, MOSFETs or IGBTs, in each case of clauses (1), (2) and (3) above only for Hi-Rel aerospace, Hi-Rel defense, Hi-Rel medical and Hi-Rel Heavy Industrial applications in accordance with this Section 12.1(b).”

Section 12.1 of the Master Purchase Agreement is hereby amended to include the following new Section 12.1(g) at the end of such section:

“(g)                           Notwithstanding anything to the contrary set forth herein, nothing in this Section 12.1 shall prevent, preclude, prohibit or restrict any Restricted Persons from:

(i)                                     designing, developing, manufacturing and selling planar silicon MOSFETs greater than 200 volts and silicon diodes (rectifiers), but only to the extent that such products are:

(A)                              used as components in other products designed, developed, manufactured and/or sold by IR in compliance with Section 12.1 of the Master Purchase Agreement (prior to giving effect to any modifications thereto made pursuant to the Confidential Settlement Agreement and Release, dated June 25, 2009, by and between the Parties (the “Settlement Agreement”));

(B)                                contained in multi-chip modules containing at least two (2) die per module and at least one of such die consists of IR Technology (as defined below) in all material respects;  or

(C)                                in the form of wafers or singulated dies sold together with other products designed, developed, manufactured or sold by IR in compliance with Section 12.1 of the Master Purchase Agreement (after giving effect to the modifications thereto made pursuant to the Settlement Agreement), provided that, (x) such wafers and singulated dies are for customer inclusion in modules or systems, and are not sold by such customers as discrete packaged products, and (y) with respect to each such customer, the aggregate annual revenues attributable to sales of such wafers and singulated dies to such customer shall not exceed fifty percent (50%) of the annual revenues attributable to all IR products sold to such customer (the applicable annual thresholds set forth above shall be determined for each 12-month period commencing on March 31, 2009 and ending on March 31, 2014 at each March 31 anniversary);

(ii)                                  designing, developing, manufacturing and selling planar silicon MOSFETs of 200 volts or less;

(iii)                               designing, developing, manufacturing and selling multi-chip modules containing at least two (2) die per module where at least one of such die consists of IR Technology in all material respects; and

(iv)                              engaging in foundry services pursuant to a bona fide foundry services agreement for and on behalf of third parties in connection with products that solely incorporate designs and technologies owned by, and that primarily rely on manufacturing processes owned by, one or more third parties that are not Affiliates of IR without utilizing in any material respect any Gen 9 technology owned by IR.

As used in this Section 12.1(g), “IR Technology” shall mean technology owned or licensed by IR other than discrete silicon or silicon carbide technology included in clauses (i), (ii) or (iii) of the definition of PCS Business.  As used in this Section 12.1(g), “multi-chip modules” do not include Automotive Systems Business Unit products manufactured in Swansea, Wales as of April 1, 2007.”

8.                                       Die Supply Agreement. In accordance with Section 15.1 of the Die Supply Agreement, each of the Parties hereby agrees, notwithstanding anything to the contrary set forth in this Settlement Agreement or the Die Supply Agreement (including without limitation Sections 1.1, 1.2, 1.3, 3.1 and 12.1 thereof), to amend and supplement the Die Supply Agreement as follows:

(a)                                  Commencing on July 1, 2009 and *** until March 31, 2014, ***.  Subject to Section 8(b) below, ***; provided, however, that, for the avoidance of doubt, ***.  The Parties hereby agree and acknowledge that *** makes no representation or warranty as to ***, and no assurances are or will be given that ***.  As used herein, *** means ***.

(b)                                 ***.  Notwithstanding anything to the contrary set forth in this Settlement Agreement, and subject to *** the Parties hereby agree that ***.

(c)                                  Notwithstanding anything to the contrary set forth in Section 12.1 (Term) of the Die Supply Agreement, the Parties hereby agree that the term of the Die Supply Agreement shall be extended until March 31, 2014 with respect to the products and transactions contemplated by Section 8(a) and (b) of this Settlement Agreement.

(d)                                 The foregoing purchase and supply arrangements shall be subject to and in accordance with the terms of the Die Supply Agreement, except to the extent that the terms of the Die Supply Agreement are inconsistent with or contrary to the terms of this Section 8.  In the event of any inconsistency or conflict between the terms of this Section 8 and the Die Supply Agreement, the provisions of this Section 8 shall govern.

9.                                       Technology License Agreement.  In accordance with Section 8.3 of the Technology License Agreement, each of the Parties hereby agrees to amend the Technology License Agreement as follows:

(a)                                  Section 1.4 of the Technology License Agreement is hereby amended in its entirety to read as follows:

“‘Licensed Technology’ means documented information and data, know-how, copyrights, mask works, proprietary software, technical information, trade secrets and other intellectual property or rights identified on Schedule B hereto (including but not limited to new silicon planar MOSFETS and diode (rectifier) technologies, if any, subsequently developed by IR, as more specifically identified in Section 5 of Schedule B).”

(b)                                 Schedule B of the Technology License Agreement is hereby amended and replaced in its entirety with Exhibit B attached hereto.

(c)                                  Schedule B of the Technology License Agreement, as amended and replaced in its entirety by Exhibit B attached hereto, shall include the following new Section 5 at the end thereof:

“5. New Planar Silicon MOSFET and Silicon Diode (Rectifier) Technologies

Licensed Technology shall include all technology for planar silicon MOSFETs greater than 200 volts and silicon diodes (rectifiers), designed, developed, manufactured or sold

*** Certain information on this page has been omitted in accordance with a request for confidential treatment submitted to the SEC.  The omitted information has been filed separately with the SEC.

by IR between April 1, 2009 and March 31, 2014 in accordance with Section 12 of the Master Purchase Agreement, as amended and/or restated by Sections 7(c) and 7(d) of the Confidential Settlement Agreement and Release, dated June 25, 2009, by and between the Parties, exclusive of any and all (a) technologies owned by third parties, (b) extensions or modifications of IR current generation technologies (including without limitation Gen 5 or Gen 7 MOSFETs but specifically excluding Gen 3, Gen 6 or Gen 9 technologies) and (c) packaging technologies (collectively, the “New Silicon Technologies”).  On a calendar quarterly basis, IR shall fully disclose and transfer to Purchaser all New Silicon Technologies designed, developed, manufactured or sold, whichever comes first, within the preceding calendar quarter.”

(d)                                 Notwithstanding anything to the contrary set forth in the Technology License Agreement, Vishay hereby acknowledges, represents and warrants to IR that the technology related to Gen 3, Gen 6 and Gen 9 referred to in Sections 2, 3 and 4 of Schedule B  to the Technology License Agreement (as amended by this Settlement Agreement) has been fully transferred to Vishay prior to the date hereof and that IR has no further obligations to Vishay with respect to the transfer of such technologies under the Technology License Agreement (including without limitation any obligations relating to know-how transfer, document transfer, training, consultation, wafer manufacturing or provision of engineering materials).

10.                                 Asset Purchase Agreement.  In accordance with Section 10.4 of the Asset Purchase Agreement, each of Vishay and IR, on behalf of itself and its Affiliate, International Rectifier Southeast Asia Pte, Ltd., hereby agrees to amend the Asset Purchase Agreement as follows:

(a)                                  Section 1 of Schedule 1.1(a)(iii) of the Asset Purchase Agreement is hereby amended and replaced in its entirety with Exhibit C attached hereto.

C                                       REPRESENTATIONS AND WARRANTIES; COVENANTS

11.                                 Mutual Representations.  Each of the Parties hereby represents and warrants, with respect to itself, that (a) the execution and delivery of this Settlement Agreement and the performance by such Party of its obligations hereunder has been duly authorized by all necessary action on the part of such Party and this Settlement Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms and (b) the execution, delivery and performance of this Settlement Agreement by such Party and the consummation of the transactions contemplated hereby, do not and will not (i) violate the organizational documents of such Party, (ii) violate any requirements of law or (iii) result in a material breach or default under any agreement or contract of such Party, or under any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, applicable to such Party or any of its properties.  Each Party acknowledges and represents that, except as expressly set forth in this Settlement Agreement, no promise, agreement, or representation has been made in connection with this Settlement Agreement; nor has any other promise, agreement or representation been relied upon by such Party in executing this Settlement Agreement.

12.                                 Certification Covenant.  Within 120 days after the end of each fiscal year of IR until the termination of the Non-Compete Period, IR shall deliver to Vishay a certificate, executed by an authorized officer of IR and substantially in the form of Exhibit D attached hereto, certifying as to IR’s compliance with Section 8(a) of this Settlement Agreement, and with Sections 12.1(g)(i)(C), 12.1(g)(iv) and the last sentence of Section 12.1(b) of the Master Purchase Agreement (after giving effect to the modifications set forth in this Settlement Agreement).

D                                       MISCELLANEOUS

13.                                 Payment.  The Settlement Payments shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant Tax Law, including court decisions, statutes, regulations and administrative promulgations.

14.                                 Effect of Amendment. Except as expressly otherwise provided by this Settlement Agreement, each of the Master Purchase Agreement and the Transaction Documents (including the Tax Matters Agreement) shall remain unmodified and in full force and effect in accordance with their respective terms.

15.                                 Third Party Beneficiaries.  Except as otherwise contemplated herein, the terms and provisions of this Settlement Agreement are intended solely for the benefit of the Parties hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

16.                                 Amendments.  Any modification or amendment to this Settlement Agreement shall be effective only if in writing and executed by each Party hereto.

17.                                 Expenses.  Each Party will pay its own costs and expenses, including attorneys’ fees, incurred in connection with the disputes that are settled in this Settlement Agreement and the negotiation, preparation and implementation of this Settlement Agreement.

18.                                 Headings.  The headings used in this Settlement Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

19.                                 Governing Law.  This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

20.                                 Enforcement. Nothing in this Settlement Agreement or in its releases will affect the right of either Party (a) to enforce the terms of this Settlement Agreement, including seeking equitable remedies for any breach or threatened breach hereof and (b) to assert defenses with respect to Vishay Unreleased Matters (in the case of IR) or IR Unreleased Matters (in the case of Vishay), as the case may be.

21.                                 Public Announcements.  Subject to Section 5 hereof, each of the Parties shall (a) obtain the other Party’s prior approval of any press release to be issued on or after the date hereof announcing or in any way relating to this Settlement Agreement or the transactions contemplated hereby and (b) cooperate, coordinate and consult with the other Party in advance in order to obtain confidential treatment from the SEC, to the extent possible, in connection with any disclosure and filing obligations related to this Settlement Agreement required under applicable law.

22.                                 Counterparts. This Settlement Agreement may be signed in counterparts, each of which upon execution and delivery shall be considered an original and all of which together shall constitute one agreement. Signed and delivered facsimile (or email with PDF attachments) copies of this Settlement Agreement will legally bind the Parties to the same extent as original documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed by their duly authorized officers or representatives as of the date first written above.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Dr. Lior E. Yahalomi
Name:	Dr. Lior E. Yahalomi
Title:	Executive Vice President
Chief Financial Officer

INTERNATIONAL RECTIFIER CORPORATION

By:	/s/ Oleg Khaykin
Name:	Oleg Khaykin
Title:	Chief Executive Officer